KNOXVILLE OFFICE: 1700 RIVERVIEW TOWER KNOXVILLE, TN 37901-1509 (423) 521-6200	B A S S, B E R R Y & S I M S P L C A PROFESSIONAL LIMITED LIABILITY COMPANY ATTORNEYS AT LAW 315 DEADERICK STREET, SUITE 2700 NASHVILLE, TENNESSEE 37238-0002 (615) 742-6200	Exhibit 5 MEMPHIS OFFICE: THE TOWER AT PEABODY PLACE 100 PEABODY PLACE, SUITE 950 MEMPHIS, TN 38103-2625 (901) 543-5900

July 14, 2004

Performance Food Group Company

12500 West Creek Parkway

Richmond, VA 23238

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as your counsel in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") relating to the Company's Employee Stock Purchase Plan (the "Plan") filed by you with the Securities and Exchange Commission covering an aggregate of 750,000 shares (the "Shares") of common stock, $.01 par value, issuable pursuant to the Plan.

In so acting we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bass, Berry & Sims PLC